UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

REGIS CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	41-0749934
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization	Identification No.)

7201 Metro Boulevard, Minneapolis, Minnesota	55439
(Address of Principal	(Zip Code)
Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so registered	Name of Each Exchange on which each Class is to be Registered
Rights to Purchase Series A Junior Participating	The New York Stock Exchange
Preferred Stock, Par Value $.05 per share

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is hereby amended by adding the following at the end thereof.

On June 13, 2013, Regis Corporation (the “Company”) and Wells Fargo Bank, N.A. (the “Rights Agent”) executed Amendment No. 2 to the Rights Agreement, dated as of December 26, 2006 between the Company and the Rights Agent, as amended by Amendment No. 1 dated as of October 29, 2008 between the Company and the Rights Agent, (“Amendment No. 2”).  All capitalized terms used and not defined herein have the meanings ascribed to them in the Rights Agreement, as amended by Amendment No. 2.

Amendment No. 2 amends the Rights Agreement to (i) add an additional exception to the definition of “Acquiring Person” relating to certain shareholders who own less than 20% of the Common Shares then outstanding and (ii) make other changes that the Company determined were necessary or desirable.

Amendment No. 2 is filed as Exhibit 4 to this Form 8-A/A. The foregoing summary description of Amendment No. 2 does not purport to be complete and is qualified in its entirety by reference to Exhibit 4 hereto, which is incorporated herein by reference.

Item 2. Exhibits.

Item 2 of the Form 8-A is hereby amended by adding the following immediately after the reference to Exhibit 3 therein.

4                                       Amendment No. 2, dated as of June 13, 2013, to the Rights Agreement, dated December 26, 2006, as amended on October 29, 2008, between Regis Corporation and Wells Fargo Bank, N.A.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 18, 2013

REGIS CORPORATION

	By:	/s/ Eric A. Bakken
Name: Eric A. Bakken
Title: Executive Vice President
& General Counsel

EXHIBIT INDEX

4	Amendment No. 2, dated as of June 13, 2013, to the Rights Agreement, dated December 26, 2006, as amended on October 29, 2008, between Regis Corporation and Wells Fargo Bank, N.A.